Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3ASR Nos. 333-187440 and 333-200217) of CVS Health Corporation, and

(2)	Registration Statements (Form S-8 Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481 and 333-167746) of CVS Health Corporation;

of our reports dated February 10, 2015, with respect to the consolidated financial statements of CVS Health Corporation and the effectiveness of internal control over financial reporting of CVS Health Corporation, incorporated by reference in this Annual Report (Form 10-K) of CVS Health Corporation for the year ended December 31, 2014, and to the reference to our firm under the heading “Selected Financial Data,” included therein.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 10, 2015